Exhibit 4.6

Execution Version

CONVERTIBLE NOTE PURCHASE AGREEMENT

This Convertible Note Purchase Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of February 2, 2018 (the “Effective Date”) by and among Kodiak Sciences Inc., a Delaware corporation (the “Company”), and the purchasers from time to time party hereto (each a “Purchaser” and collectively, the “Purchasers”), and, solely for purposes of Section 2.3, Baker Bros. Advisors LP.

RECITALS

WHEREAS, the Purchasers are willing, pursuant to the terms and conditions of this Agreement, to purchase (the “Note Purchase”) from the Company convertible promissory notes in the form attached as Exhibit A (each as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Notes”) in an initial aggregate principal amount equal to Thirty One Million Two Hundred Thousand Dollars ($31,200,000) (the “Initial Note Purchase Amount”), which may be increased by an aggregate principal amount not to exceed the Incremental Note Purchase Amount in accordance with Section 2.2, which Note Purchases are, and are deemed to be, part of a single loan issued pursuant to this Agreement;

WHEREAS, the Notes are subject to conversion into Equity Interests of the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. DEFINITIONS.

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (b) any officer or director of such Person. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, no Purchaser shall be deemed an Affiliate of the Company.

“Change of Control” means an event or series of events (i) by which the Company’s shareholders as of the Effective Date shall cease to beneficially own and control at least 50.1% on a fully diluted basis of the economic and voting interests in the capital stock of the Company; (ii) by which any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder) shall beneficially own and control 50.1% or more on a fully diluted basis of the economic and voting interests in the capital stock of the Company; (iii) which constitutes a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event (as defined in the Company’s certificate of incorporation); or (iv) which constitutes a sale or other disposition of the Company or all or substantially all of the assets of the Company.

“Class B Shares” means the Series B Preferred Stock, par value $0.0001 per share, of the Company.

“Class B Equivalent Shares” means a class of capital stock having rights, preferences and privileges that are pari passu with the Class B Shares.

“Common Stock” means the Common Stock of the Company, par value $0.0001 per share.

“Company” has the meaning set forth in the preamble hereto.

“Conversion Price” has the meaning set forth in Section 5.3 hereto.

“Disqualification Events” has the meaning set forth in Section 7.6 hereto.

“Effective Date” has the meaning set forth in the preamble hereto.

“Equity Financing” means an equity financing of the Company after the Effective Date, with the principal purpose of raising capital, excluding any equity offering pursuant to an employee benefit plan or the issuance of equity interests to service providers in the ordinary course of business consistent with past practice.

“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in, or equivalents (regardless of how designated) of, a Person (other than an individual), whether voting or non-voting, and (b) all securities convertible into or exchangeable for any security described in clause (a) or any other security described in this clause (b) and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any such security, whether or not presently convertible, exchangeable or exercisable. For the avoidance of doubt, “Equity Interests” shall not include debt instruments that are convertible into Equity Interests.

“Event of Default” has the meaning set forth in Section 9.

“Financing Option” has the meaning set forth in Section 2.3.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Incremental BBA Financing” has the meaning set forth in Section 2.3.

“Incremental Closing Date” has the meaning set forth in Section 2.2.

“Incremental Notes” has the meaning set forth in Section 2.2.

“Incremental Notes Notice” has the meaning set forth in Section 2.3.

“Incremental Note Purchase Amount” means $1,800,000.

“Incremental Purchasers” means the purchasers of Notes up to the Incremental Note Purchase Amount on the Incremental Closing Date, each of whom shall agree to be a “Purchaser” under this Agreement.

“ Indebtedness” of any Person means without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under capital leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the fair market value of such property), (f) all obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), banker’s acceptances and surety bonds issued for the account of such Person, (g) all obligations for which such Person is obligated pursuant to any interest rate swap, interest rate cap, interest rate collar or other interest rate hedging agreement or derivative agreements or arrangements and, (h) all guarantees or other contingent obligations of such Person in respect of any of the foregoing.

“Investment” means, with respect to any Person, (a) the purchase or other acquisition of any debt or equity security of any other Person, (b) the making of any loan, advance or capital contribution to any other Person, (c) becoming obligated with respect to a guarantees or other contingent obligation in respect of obligations of any other Person or (d) the acquisition of (i) all or substantially all of the property of, or a line of business or division of, another Person or (ii) at least a majority of the voting of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Lien” means any mortgage, deed of trust, or pledge, security interest, hypothecation, assignment, assigned deposit, arrangement, encumbrance, encroachment, lien (statutory or otherwise), claim, option, reservation or defect of any kind, or preference, or priority, or other security agreement or preferential arrangement of any kind of or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing statement under the UCC, or under the comparable law of any other jurisdiction).

“Maturity Date” has the meaning set forth in Section 3.1.

“Note Documents” means this Agreement, any Notes, any joinder and any other agreements or documents executed and delivered in connection with the foregoing.

“Obligations” means all money, debts, obligations and liabilities which now are or have been or at any time hereafter may be or become due, owing or incurred by the Company to Purchaser, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, and which, in all instances, arise under, out of, or in connection with this Agreement, any Note, any other Note Document, whether on account of principal, interest (including, without limitation, interest accruing on the Note and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, indemnities, costs, expenses, or otherwise; provided, that for the avoidance of doubt, the Obligations shall not include any obligations of the Company or its Subsidiaries arising out of or in connection with any obligations under any equity documents, including, without limitation, any equity benefits plan, any equities issued pursuant to an employee benefit plan or to service providers in the ordinary course of business, the Stockholders Agreements, and/or the Company’s certificate of incorporation as amended from time to time.

“Outstanding Balance” has the meaning set forth in Section 3.2.

“Permitted Liens” means (a) Liens securing the Secured Convertible Notes; (b) Liens securing Indebtedness permitted pursuant to Section 8.2(b)(iii) below; (c) Liens securing the payments of taxes, assessments and governmental charges or levies that are not delinquent; (d) bankers Liens’, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business; (e) statutory liens of landlords and deposits in the ordinary course of business consistent with past practices to secure the performance of leases; (f) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business; (g) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (h) Liens securing judgments for the payment of money not constituting an Event of Default, or securing appeal or other surety bonds relating to such judgments; (i) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any non-exclusive license or lease agreement entered into in the ordinary course of business which do not secure any Indebtedness; and (j) Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases entered into by the Company or any of its Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Purchasers” has the meaning set forth in the preamble hereto.

“Qualified Conversion Price” has the meaning set forth in Section 5.1.

“Qualified IPO” means an initial public offering of the Company after the Effective Date (a) having aggregate cash proceeds of at least $75,000,000 or (b) in which all of the Secured Convertible Notes are converted into capital stock of the Company.

“Qualified IPO Shares” has the meaning set forth in Section 5.1.

“Requisite Purchasers” means Purchasers holding more than 50% of the Outstanding Balance, in the aggregate, of all Notes issued under this Agreement.

“Secured Convertible Notes” means the convertible senior secured promissory notes issued under the Secured Note Purchase Agreement.

“Secured Note Purchase Agreement” means that certain Convertible Note Purchase and Security Agreement dated as of August 11, 2017, and as amended, restated, amended and restated or otherwise modified from time to time, by and among the Company, the guarantors from time to time party thereto, the purchasers from time to time party thereto and Baker Bros. Advisors LP, as agent and collateral agent for the purchasers.

“Stockholders Agreements” means, collectively, that certain Investor Rights Agreement, that certain Voting Agreement and that certain Right of First Refusal and Co-Sale Agreement, each dated as of September 8, 2015 and as amended, restated, amended and restated or otherwise modified from time to time, by and among the Company, the stockholders party thereto and the warrantholders party thereto.

“Subordination Agreement” has the meaning set forth in Section 10(f) hereto.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled (as determined in accordance with GAAP), or both, by such Person.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the relevant jurisdiction and as amended from time to time hereafter.

2. NOTE PURCHASE.

2.1 On the Effective Date, the Company will issue, and the Purchasers will purchase, Notes in an aggregate amount equal to the Initial Note Purchase Amount, subject to the terms and conditions set forth in this Agreement.

2.2 On or prior to February 23, 2018, at its election the Company will issue, and the Incremental Purchasers will purchase, Notes in an aggregate amount not to exceed the Incremental Note Purchase Amount, subject to the terms and conditions set forth in this Agreement and satisfaction of the following conditions precedent (such Notes, the “Incremental Notes,” and the date on which such conditions are satisfied and such Incremental Notes are purchased, the “Incremental Closing Date”):

(a) the Company shall have delivered to each Incremental Purchaser a Note payable to such Incremental Purchaser signed by the Company, in each case, in form and substance satisfactory to such Incremental Purchaser;

(b) each Incremental Purchaser shall be a Purchaser under this Agreement and shall have delivered a counterpart signature page hereto;

(c) each Incremental Purchaser shall have delivered a counterpart signature page to the Subordination Agreement;

(d) the Company shall have complied with its obligations under Section 2.3;

(e) no Event of Default shall have occurred and be continuing; and

(f) each representation and warranty contained herein or in any other Note Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the Incremental Closing Date.

2.3 Right of First Refusal.

(a) At least five business days prior to the Incremental Closing Date, the Company shall give Baker Bros. Advisors LP written notice of the issuance of any Incremental Notes and the aggregate principal amount of any such issuance (the “Incremental Notes Notice”). Thereafter, Bakers Bros. Advisors LP and any of its Affiliates shall have the option (the “Financing Option”) to purchase up to 20.0% of the aggregate principal amount of the proposed Incremental Notes specified in the Incremental Notes Notice (the “Incremental BBA Financing”). Baker Bros. Advisors LP may exercise such Financing Option by sending to the Company within three business days following the giving of the Incremental Notes Notice, written notice of the exercise of the Financing Option and the principal amount of Incremental Notes with respect to which the Financing Option will be exercised.

(b) If Baker Bros. Advisors LP or any of its Affiliates elect not to provide all or part of the Incremental BBA Financing, then the right of Baker Bros. Advisors LP or its Affiliates to provide such Incremental BBA Financing shall be deemed terminated.

3. TERM; INTEREST; REPAYMENT; PREPAYMENT.

3.1 Term. The Notes and all accrued and unpaid interest thereon and any and all other sums payable to the Purchasers hereunder shall be due and payable in full on the earliest to occur of (x) December 1, 2020, (y) the date of the consummation of a Change of Control and (z) the date of any acceleration of the Notes in accordance with Section 9 (the “Maturity Date”).

3.2 Interest; Repayment. Interest on the unpaid principal balance of the Notes (such balance as increased as provided in this Section 3.2, the “Outstanding Balance”) will accrue from the Effective Date at the rate of six percent (6.0%) per annum, calculated on the basis of a 360 day year and actual days elapsed. Accrued interest shall be added to the Outstanding Balance on a monthly basis on the last day of each calendar month, commencing on February 28, 2018, and no such accrued interest shall be due and payable prior to the Maturity Date. To the extent not previously converted pursuant to Section 5 hereof, the Company will repay the Outstanding Balance plus all accrued and unpaid interest thereon on the Maturity Date.

3.3 Prepayment. The Notes may not be prepaid without the prior written consent of Purchasers holding at least 60% of the Outstanding Balance, in the aggregate, of all Notes issued under this Agreement.

4. [RESERVED]

5. CONVERSION. The Outstanding Balance plus accrued interest is convertible on the following basis:

5.1 Automatic Conversion Upon Qualified IPO. If a Qualified IPO occurs, the Outstanding Balance of the Notes, plus accrued interest thereon, shall automatically be converted into a number of shares of the capital stock issued in such Qualified IPO (the “Qualified IPO Shares”) equal to (i) the Outstanding Balance of the Notes to be converted plus any accrued but unpaid and uncapitalized interest thereon divided by (ii) either (x) if a Qualified IPO occurs prior to February 2, 2019, 80% of the price per share at which shares of capital stock are offered to the public in the Qualified IPO or (y) if a Qualified IPO occurs after February 2, 2019 but prior to the Maturity Date, 75% of the price per share at which shares of capital stock are offered to the public in the Qualified IPO, in each case prior to any underwriters’ commissions or discounts, (the “Qualified Conversion Price”). The Company shall provide the Purchasers with at least seven calendar days’ prior written notice of the anticipated occurrence of any Qualified IPO. The Company shall deliver the Qualified IPO Shares to the Purchasers concurrently with consummation of the Qualified IPO.

5.2 Optional Conversion. If the Company consummates an initial public offering that is not a Qualified IPO, a Purchaser may at its option elect to convert its Notes into shares of the capital stock issued in such initial public offering at the Qualified Conversion Price, on the terms and conditions set forth in Section 5.1, as if such initial public offering was a Qualified IPO. The Company shall provide the Purchasers with at least ten calendar days’ prior written notice of the anticipated occurrence of any initial public offering, and any Purchaser electing to convert its Notes in connection with such initial public offering shall irrevocably confirm (in writing, delivered to the Company at least three business days prior to the consummation thereof) its election to effect the conversion in accordance with the terms hereof.

5.3 Conversion or Repurchase Upon Change of Control. If, prior to consummation of a Qualified IPO, a Change of Control occurs, then each Purchaser may elect, at its option, to (a) convert the Outstanding Balance of its Notes, plus accrued but unpaid and uncapitalized interest thereon, into Class B Equivalent Shares at a conversion price equal to $350,000,000 divided by the number of outstanding shares of the Company’s capital stock on a fully-diluted basis (the “Conversion Price”), or (b) require the Company to repurchase the Notes at a repurchase price equal to 150% of the Outstanding Balance of such Notes, plus accrued but unpaid and uncapitalized interest thereon, in cash on the date of consummation of such Change of Control. The Company shall provide the Purchasers with at least ten business days’ prior written notice of the occurrence of any Change of Control. The Purchasers shall exercise such right to convert by, prior to the consummation of such Change of Control, (i) surrendering to the Company the Note to be converted, (ii) delivering an executed conversion notice in substantially the form attached as Exhibit A to such Note and (iii) if such Purchaser is not party to the Stockholders Agreements, delivering joinders or such other documents as are reasonably necessary to become a party to the Stockholders Agreements. Any such conversion shall be effective immediately prior to, but contingent upon, such Change of Control.

5.4 Optional Conversion Upon Equity Financing. If, prior to the consummation of an initial public offering or a Change of Control, the Company consummates an Equity Financing, then the Purchaser may elect, at its option, to convert the Outstanding Balance of its Notes, plus accrued but unpaid and uncapitalized interest thereon, into a number of shares of the class of equity interests issued in such Equity Financing (“Other Financing Shares”) equal to (i) the Outstanding Balance of the Notes to be converted plus any accrued but unpaid and uncapitalized interest thereon divided by (ii) either (x) if the Equity Financing occurs prior to February 2, 2019, 80% of the original issue price of the Other Financing Shares; or (y) if the Equity Financing occurs after February 2, 2019 but prior to the Maturity Date, 75% of the original issue price of the Other Financing Shares. The Company shall provide the Purchasers with at least ten calendar days’ prior written notice of the anticipated occurrence of any Equity Financing. The Purchasers shall exercise such right to convert by (i) surrendering to the Company the Note to be converted, (ii) delivering an executed conversion notice in substantially the form attached as Exhibit A to such Note and (iii) if such Purchaser is not party to the Stockholders Agreements, delivering joinders or such other documents as are reasonably necessary to become a party to the Stockholders Agreements. The Company shall deliver the Other Financing Shares to a Purchaser within five business days after such Purchaser complies with the immediately preceding sentence.

5.5 Adjustment of Conversion Price. In the event of any recapitalization, stock split, stock dividend, reverse stock split, issuance of capital stock of the Company after the date hereof, distribution by the Company upon its capital stock or similar event, the Company, and the Purchasers shall negotiate in good faith to adjust the Conversion Price or original issue price, as applicable, to equitably preserve the value of the Notes and the value of the Equity Interests into which the Notes convert after giving effect to such recapitalization, stock split, stock dividend, reverse stock split, issuance, distribution or similar event.

5.6 Reservation of Securities. Prior to the issuance of any Qualified IPO Shares, Other Financing Shares or Class B Equivalent Shares (or any instrument exercisable for or converted into Equity Interests) and whenever otherwise required, the Company will amend its certificate of incorporation to ensure that there is a sufficient quantity of such Equity Interests into which each Note can be converted and shall reserve a sufficient number of such Equity Interests to permit the conversion of each Purchaser’s Notes.

6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Purchasers on the date hereof as follows:

6.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under, and by virtue of, the laws of its jurisdiction of formation and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction where failure to be so qualified would have a material adverse effect on the financial condition, business, or operations of the Company.

6.2 Capitalization.

(a) Company Capitalization. The authorized capital of the Company immediately prior to the Effective Date consists of (i) 18,753,595 shares of preferred stock, par value $0.0001 per share, of which (A) 6,253,595 shares have been designated Series A Preferred Stock, 5,593,154 of which are issued and outstanding, and (B) 12,500,000 shares have been designated Series B Preferred Stock, 6,792,000 of which are issued and outstanding, and (ii) 28,500,000 shares of Common Stock, par value $0.0001 per share, of which 7,936,734 (including 272,656 shares subject to repurchase by the Company) are issued and outstanding. Under (i) the Company’s 2009 Option and Profits Interest Plan, (A) vested and unvested options to purchase 89,000 shares of Common Stock have been granted and are currently outstanding, and (B) no Common Stock remains available for issuance, and (ii) the Company’s 2015 Stock Incentive Plan, 1,720,671 shares of Common Stock are reserved for issuance to officers, directors, employees and consultants of the Company, 1,115,114 of which have been granted or are currently outstanding.

(b) Options, Warrants, Reserved Shares. Except for the Secured Convertible Notes, the warrants issued in connection with the Secured Note Purchase Agreement and as described in this Section 6.2, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the capital stock of the Company. Apart from the exceptions noted in this Section 6.2 and apart from repurchase rights (a) of the Company over shares of Common Stock pursuant to customary repurchase arrangements or the Company’s organizational documents and (b) under the Stockholders Agreements, no shares of the Company’s outstanding capital stock, or stock issuable upon exercise or exchange of any outstanding options or other stock issuable by the Company, are subject to any rights of first refusal or other rights to purchase such stock, pursuant to any agreement or commitment of the Company.

6.3 Subsidiaries. Except as set forth on Schedule 6.3 attached hereto, the Company does not have any Subsidiaries, and each such Subsidiary is wholly owned (directly or indirectly) by the Company.

6.4 Due Authorization; Consents. All corporate action on the part of the Company and its officers, directors and stockholders necessary for (a) the authorization, execution and delivery of, and the performance of all obligations of the Company under this Agreement and the other Note Documents, (b) the authorization, issuance, execution and delivery of the Notes by the Company and (c) the authorization, issuance, reservation for issuance and delivery by the Company of all of the equity securities issuable upon conversion of the Outstanding Balance (and the securities issuable upon conversion thereof) has been taken. This Agreement and each of the Notes constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles. All consents, approvals and authorizations of, and registrations, qualifications and filings with, any federal or state governmental agency, authority or body, or any third party, required in connection with the execution, delivery and performance of this Agreement, the Notes and the other Note Documents and the consummation of the transactions contemplated hereby and thereby have been obtained; provided, however, that with respect to any required filings under Regulation D or any other federal or state securities filings, the Company will make such filings within fifteen business days after the Effective Date.

6.5 Valid Issuance of Stock. The outstanding shares of the capital stock of the Company are duly and validly issued, fully paid and non-assessable, and such shares of such capital stock, and all outstanding options and other securities of the Company have been issued in full compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Act”), and the registration and qualification requirements of all applicable state securities laws, or in compliance with applicable exemptions therefrom, and all other provisions of applicable federal and state securities laws, including, without limitation, anti-fraud provisions.

6.6 Compliance with Other Instruments. The authorization, execution and delivery of this Agreement, the issuance and delivery of the Notes, the execution and delivery of any other Note Document and the performance of all obligations hereunder and thereunder, will not constitute or result in a breach, default or violation of any law or regulation applicable to the Company or any material term or provision of the Company’s current certificate of incorporation or bylaws or any material agreement or instrument by which the Company is bound or to which its properties or assets are subject.

6.7 Investment Company Act. The Company is not an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940.

6.8 Ownership of Properties.

(a) The Company and each of its Subsidiaries has valid and legal title to, or valid leasehold interests in, all property necessary or used in the ordinary conduct of its business, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition, business, or operations of the Company.

(b) The Company owns, or is licensed or otherwise has the right to use, all intellectual property necessary to conduct its business as currently conducted except for such intellectual property the failure of which to own or have a license or other right to use would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the financial condition, business, or operations of the Company. To the knowledge of the Company, (a) the conduct and operations of the businesses of the Company do not, and the anticipated products and intellectual property applications of the Company will not, infringe upon, misappropriate, dilute or violate any intellectual property owned by any other Person and (b) no other Person has contested any right, title or interest of the Company in any intellectual property or any anticipated products and applications derived or expected to be derived therefrom.

(c) The property of the Company and each of its Subsidiaries is subject to no Liens other than Permitted Liens.

7. REPRESENTATIONS AND WARRANTIES OF PURCHASERS. Each Purchaser represents and warrants to the Company as follows:

7.1 Investigation; Economic Risk. Each Purchaser acknowledges that it has had an opportunity to discuss the business, affairs and current prospects of the Company with its officers. Each Purchaser further acknowledges having had access to information about the Company that it has requested. Each Purchaser acknowledges that it is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment pursuant to this Agreement. Each Purchaser further acknowledges that it has obtained its own attorneys, business advisors and tax advisors as to legal, business and tax advice (or has decided not to obtain such advice) and has not relied on the Company for such advice.

7.2 Purchase for Own Account. Each Note issued to each Purchaser and the securities issuable upon exercise or conversion thereof will be acquired by such Purchaser for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

7.3 Exempt from Registration; Restricted Securities. Each Purchaser understands that the sale of the Notes will not be registered under the Act on the grounds that the sale provided for in this Agreement is exempt from registration under of the Act, and that the reliance of the Company on such exemption is predicated in part on each Purchaser’s representations set forth in this Agreement. Each Purchaser understands that the Notes and the securities issuable upon exercise or conversion thereof are restricted securities within the meaning of Rule 144 under the Act, and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.

7.4 Accredited Investor. Each Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission.

7.5 Foreign Investors. If Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to purchase the Notes or any use of this Agreement or the Stockholder Agreements, including (i) the legal requirements within its jurisdiction for the purchase of the Notes, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any government or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Notes or any equity securities which the Notes may be converted into pursuant to the terms hereof. The Company’s offer and sale and Purchaser’s acquisition of and payment for and continued beneficial ownership of the Notes or any equity securities which the Notes may be converted into pursuant to the terms hereof will not violate any applicable securities or other laws of such Purchaser’s jurisdiction.

7.6 No “Bad Actor” Disqualification Events. Neither (i) Purchaser, (ii) any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, nor (iii) any beneficial owner of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act held by the Purchaser is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of a Closing in writing in reasonable detail to the Company.

8. COVENANTS. The following covenants shall apply so long as any Notes remain outstanding:

8.1 Affirmative Covenants. The Company covenants, for so long as this Agreement is in effect or any Obligations (other than contingent indemnification obligations for which no claim has been asserted) remain outstanding:

(a) upon one business day’s prior notice (provided no notice is required if an Event of Default has occurred and is continuing), the Purchasers or their agents shall have the right to audit and copy the Company’s financial books and records during the Company’s regular business hours;

(b) the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and permits;

(c) the Company will file, when due, all income and other material tax returns and reports required by applicable law, and will pay when due, all income and other material taxes, assessments, deposits and contributions now or in the future owed (except for taxes and assessments being contested in good faith with adequate reserves under GAAP);

(d) the Company will comply, in all material respects, with all applicable laws, rules and regulations;

(e) as soon as available, but not later than 210 days after the end of each fiscal year, the Company will deliver annual audited (unless the Requisite Purchasers agree in their reasonable discretion that such financial statements may be unaudited) and certified consolidated balance sheets and related statements of income and stockholders’ equity, prepared in accordance with GAAP, together with a comparison in reasonable detail to the prior year’s audited financial statements;

(f) promptly after the occurrence thereof, the Company will notify the Purchasers of the occurrence of any Event of Default or any event which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition, business, or operations of the Company; and

(g) the Company will promptly deliver such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary thereof, or compliance with the terms of the Note Documents, as any Purchaser may from time to time reasonably request.

8.2 Negative Covenants. Neither the Company nor any Subsidiary shall, without the prior written consent of the Requisite Purchasers, take any of the following actions:

(a) [reserved];

(b) without the prior written consent of Purchasers holding at least 60% of the Outstanding Balance, create, incur, assume or suffer to exist any Indebtedness or any guarantees or other contingent obligations with respect thereto, except (i) the Notes issued hereunder, (ii) Indebtedness (including the Secured Convertible Notes) existing on the Effective Date and disclosed to the Purchasers and (iii) other Indebtedness in an aggregate amount outstanding not to exceed $1,000,000;

(c) merge into or consolidate with any Person or permit any Person to merge into it, or enter into any transaction which would constitute a Change of Control, except that any Subsidiary may merge into the Company so long as the Company is the surviving entity;

(d) sell, lease, license, transfer or otherwise dispose of (i) all or substantially all of its assets or (ii) any of its material assets outside of the ordinary course of business;

(e) form any Subsidiaries or make any Investments except for (i) Investments existing on the Effective Date, (ii) cash or cash equivalents, (iii) extensions of trade credit in the ordinary course of business and (iv) Investments between or among the Company and any Subsidiary or between or among any Subsidiaries;

(f) (i) declare or pay any dividends or make other distributions in respect of its Equity Interests other than dividends payable solely in the form of additional securities and dividends by any Subsidiary of the Company to the Company or (ii) redeem or repurchase any Equity Interests of the Company other than pursuant to equity incentive agreements with service providers giving the Company the right to repurchase shares upon the termination of services at the lower of the original purchase price and the then-current fair market value thereof;

(g) solely with respect to the Company, issue any class or series of shares of Equity Interests in the Company requiring any cash payment prior to the payment in full or conversion in full of the Notes, other than pursuant to any conversion of the Notes in accordance with the terms of this Agreement, and conversion of the Secured Convertible Notes in accordance with the terms of the Secured Note Purchase Agreement;

(h) amend or waive (i) its certificate of incorporation, bylaws or other organizational documents in a manner materially adverse to the Purchasers or (ii) the Stockholders Agreements other than as required in connection with this Agreement or in connection with an Equity Financing;

(i) enter into any transaction or arrangement with any Affiliate of the Company or any Subsidiary except (i) in the ordinary course of business and pursuant to the reasonable requirements of the business of the Company or such Subsidiary; provided that such transaction shall be upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or such Subsidiary, (ii) the transactions under the Note Documents, (iii) the Stockholders Agreements, (iv) payment of compensation and benefits (including equity incentive plans, employee benefit plans and arrangements and customary indemnities) to officers, directors and employees of the Company or another Subsidiary as approved by the Company’s Board of Directors, (v) as permitted by Section 8.2(e) or 8.2(f) and (vi) consisting of an Equity Financing;

(j) engage in any line of business other than the businesses engaged in on the Effective Date and businesses reasonably related thereto; or

(k) sell, transfer or otherwise dispose of any capital stock of any direct or indirect Subsidiary (or cause or permit any direct or indirect Subsidiary to sell, transfer or otherwise dispose of any capital stock of any direct or indirect Subsidiary), or cause or permit any direct or indirect Subsidiary to sell, lease, transfer, or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such Subsidiary to a non-Affiliate.

8.3 Registration Rights. In connection with a Qualified IPO, the Company shall agree to enter into an agreement with any Purchaser who may be deemed an “Affiliate,” as defined under Rule 144 of the Act, to provide for a selling stockholder shelf registration statement, if requested by such Purchaser at or after the date 180 days after the IPO, in a form substantially similar to Exhibit C.

8.4 Use of Proceeds. The Company shall use the proceeds of the Note Purchases to fund working capital requirements of the Company and for other general corporate purposes. No proceeds will be used to repay any existing indebtedness for borrowed money, in each case, without the prior written consent of Requisite Purchasers. No proceeds will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulations T, U or X of the Board of Governors of the Federal Reserve System.

8.5 Post-Closing Amendment to the Investors’ Rights Agreement. The Company shall, within twenty days of the Effective Date, use its reasonable best efforts to cause the Company’s Investors Rights Agreement to be amended to provide that the common shares issuable on a conversion of any Notes pursuant to Section 5.1 or Section 5.2 and any Other Financing Securities (or common shares issuable upon the conversion thereof) issuable pursuant to Section 5.4 will be deemed to be “Conversion Securities” for purposes of the Company’s Investors Rights Agreement and to cause the holders of Notes to be added as parties to the Investors Rights Agreement through execution of a joinder thereto.

9. DEFAULT.

9.1 For purposes of this Agreement, the term “Event of Default” shall mean any of the following:

(a) the Company shall fail to pay any (i) principal of or interest on any Note when the same shall be due and payable, or (ii) any other amounts payable hereunder or under any other Note Document within three business days of the same becoming due and payable;

(b) the Company fails to comply with its obligation to convert the Notes as described in this Agreement, and such default continues for a period of three business days;

(c) (i) the Company shall default under any agreement under which any Indebtedness in an aggregate principal amount then outstanding of $50,000 or more is created in a manner entitling the holder of such Indebtedness or a trustee to accelerate the maturity of such Indebtedness or (ii) the Company shall fail to make any payment when due (after any applicable notice or grace period) under any Indebtedness in an aggregate principal amount then outstanding of $50,000 or more;

(d) any representation or warranty made by the Company under or in connection with this Agreement shall prove to have been incorrect in any material respect when made;

(e) the Company shall fail to perform or observe any term, covenant or agreement contained in this Agreement, any Note or any other Note Document and, in the case of the covenants and agreements set forth in Sections 8.1(b), (c) or (d), such failure to perform continues for a period of 15 business days after the earlier of (i) the Company obtaining knowledge thereof or (ii) receipt by the Company of written notice thereof from any Purchaser;

(f) the filing of a petition in bankruptcy or under any similar insolvency law by the Company, the making of an assignment for the benefit of creditors, or if any involuntary petition in bankruptcy or under any similar insolvency law is filed against the Company and such petition is not dismissed within sixty (60) days after the filing thereof; or

(g) any material provision of any Note Document, at any time after its execution and delivery and for any reason other than satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Company or any other Person contests in any manner the validity or enforceability of any material provision of any Note Document; or the Company denies that it has any or further liability or obligation under any Note Document or purports to revoke, terminate or rescind any material provision of any Note Document.

9.2 After the occurrence and during the continuance of an Event of Default, the Requisite Purchasers may accelerate repayment of the Outstanding Balance payable (but if an Event of Default described in Section 9.1(f) occurs, the Outstanding Balance is immediately due and payable without any action by the Purchasers) in which case the Outstanding Balance and all accrued and unpaid interest thereon and all other amounts due hereunder and under the other Note Documents shall be due and payable immediately. After the occurrence and during the continuance of any Event of Default, the Purchasers may, without notice or demand exercise any rights and remedies permitted by applicable law. All of the Purchasers’ rights and remedies under this Agreement or any other agreement between Purchasers and the Company are cumulative. The Company waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by any Purchaser on which the Company is liable.

10. CONDITIONS PRECEDENT. This Agreement shall become effective and binding upon the parties hereto only on the Effective Date if the following conditions precedent have been satisfied:

(a) The Purchasers shall have received (i) a counterpart of this Agreement signed on behalf of each party hereto and (ii) a Note payable to each Purchaser signed by the Company, in each case, in form and substance satisfactory to the Purchasers;

(b) The Purchasers shall have received certified copies of the resolutions of the Board of Directors of the Company approving this Agreement, the transactions contemplated hereby and each Note Document to which it is or is to be a party;

(c) The Company shall have paid or caused to be paid by means of a deduction from the Initial Note Purchase Amount such reasonably incurred fees and expenses of the Purchasers in connection with the negotiation and preparation of the Note Documents, including the reasonable and documented fees and expenses of counsel to Baker Bros. Advisors LP, up to a maximum of $100,000; and the reasonable and documented fees and expenses of counsel to Perceptive Advisors LLC, up to a maximum of $50,000;

(d) The Purchasers shall have received the documents specified on the Closing Checklist attached hereto as Exhibit B and such other documents as any Purchaser shall have reasonably requested in connection with this Agreement and the other Note Documents;

(e) The Company shall have received, by payment of wire transfer of readily available funds to the account designated by the Company, the Initial Note Purchase Amount less any deduction made in accordance with Section 10(c); and

(f) The Purchasers shall have received a fully-executed copy of the Subordination Agreement dated as of the Effective Date, by and among the Purchasers, the Company and the Senior Creditors identified therein (the “Subordination Agreement”).

11. MISCELLANEOUS.

11.1 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of New York without regard to provisions regarding choice of laws. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York

City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Note Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the Company and the Purchasers irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Note Documents or the actions of any Purchaser in the negotiation, administration, performance or enforcement thereof.

11.2 Successors and Assigns.

(a) Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto. Without the prior written consent of the Requisite Purchasers, the Company may not assign any of its rights or obligations under this Agreement, any Note or any other Note Document, and any such purported assignment shall be void. Each Purchaser, so long as no Event of Default has occurred and is continuing, with the consent of the Company (not to be unreasonably withheld), may assign or grant a participation in its Note or its rights and obligations hereunder or under any Note; provided, that (i) no such consent shall be required in connection with any assignment to another Purchaser, an Affiliate of a Purchaser or any shareholder of the Company, (ii) with respect to any assignment, Purchaser or any registered assign, as applicable, shall provide to the Company the relevant documentation effecting the assignment and, for the avoidance of doubt, no such assignment shall be effective until recorded in the Register in accordance with Section 11.2(b) and (iii) with respect to any grant of a participation, the Purchaser or registered assign that grants such participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of the participant and the principal amounts (and stated interest) of the participant’s interest in the Note.

(b) The Company shall maintain a copy of the assignment documentation provided to it by any Purchaser (or any registered assign) and a register for the recordation of the names and addresses of the Purchasers, and the principal amounts (and stated interest) of each Note owing to each Purchaser (or any registered assign) pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company and each Purchaser (and registered assign) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Purchaser (or registered assign) at any reasonable time and from time to time upon reasonable prior notice).

11.3 Entire Agreement. This Agreement, the Notes, the other Note Documents and the Exhibits and Schedules hereto and thereto (all of which are hereby expressly incorporated herein by this reference) constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

11.4 Notices. All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service, by e-mail or by facsimile) to the address, e-mail address or facsimile telephone number set forth beneath the name of such party on its signature page to this Agreement (or to such other address, e-mail address or facsimile telephone number as such party will have specified in a written notice given to the other parties hereto).

11.5 Amendments and Termination. Any term of this Agreement and any other Note Document may be amended only with the written consent of the Company and the Requisite Purchasers. However, no amendment may, without the consent of all affected Purchasers (a) reduce the percentage of Purchasers required to take or approve any action hereunder or thereunder; (b) reduce the amount or change the time of payment of any amount owing or payable with respect to any Note or change the rate of interest or the manner of calculation of interest payable with respect to any Note; (c) modify the manner of payment or the order of priorities in which payments or distributions hereunder will be made as between the Purchasers and the Company or as among the Purchasers; (d) alter or modify in any respect, or waive, the provisions with respect to the conversion or redemption of the Notes; or (e) consent to any assignment of the Company’s rights under the Note Documents.

11.6 Titles and Subtitles. The titles of the sections and clauses of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Delivery by telecopier or e-mail of an executed counterpart of a signature page shall be effective as delivery of an original executed counterpart.

11.8 Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

11.9 Expenses. The Company agrees to reimburse the Purchasers on demand for the reasonable costs and expenses of one counsel for the Purchasers actually incurred in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Note Documents; provided, that (i) the Company’s obligation to pay costs and expenses of the Purchasers (including, without limitation, the reasonable costs and expenses of counsel thereof) in connection with the preparation, execution and delivery of this Agreement, the Notes and the other Note Documents on or prior to the date hereof shall be subject to the limit set forth in Section 10(c); and (ii) all costs and expenses of each Purchaser in connection with the enforcement of the Note Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including the reasonable fees and expenses of counsel for each Purchaser with respect thereto).

11.10 Market Stand-off. Each Purchaser hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to an initial public offering of the Company and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or any successor provisions or amendments thereto): (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for the initial public offering of the Company or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 11.10 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Purchasers only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding convertible securities. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 11.10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 11.10 or that are necessary to give further effect thereto.

11.11 Allocation of Payments. The Purchasers acknowledge that the Notes are pari passu obligations against each of the other Notes. Each payment of interest or principal on the Notes shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid balances of principal outstanding thereunder. If any Purchaser shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest under any of his, her or its Notes or other obligations hereunder in an amount in excess of his, her or its pro rata share thereof as provided herein, then such Purchaser shall forthwith pay such excess to the Purchasers on a pro rata basis.

11.12 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Note Document, the interest paid or agreed to be paid under the Note Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any Purchaser shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Notes or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Purchasers exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

11.13 Certain Tax Matters. Any and all payments by or on account of any obligation of the Company under the Notes or this Agreement shall be made without deduction or withholding for any taxes, levies, imposts, duties, deductions, withholdings or assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”), except as required by applicable law. If the Company is required by applicable law to withhold or deduct any Taxes from any such payment, then the Company shall withhold or deduct such Taxes, the Company shall timely pay the full amount withheld or deducted to the relevant taxing authority in accordance with applicable law, and the sum payable by the Company shall be increased as necessary so that after deduction or withholding has been made for any such Tax (other than any such Tax that is an income Tax), including such deductions or withholdings applicable to additional sums payable under this Section 11.13, the applicable recipient receive an amount equal to the sum it would have received had no such deduction or withholding been made. Notwithstanding the foregoing, the increase of the sum payable described in the immediately preceding sentence shall not be required with respect to payments by or on account of any obligation of the Company under the Notes or this Agreement for Taxes withheld or deducted from such payments (A) to the extent such Taxes result from the failure of the applicable recipient to provide to the Company (i) a valid properly executed IRS Form W-9 (if such recipient is a U.S. person for U.S. federal income tax purposes) or (ii) a valid properly executed appropriate IRS Form W-8 (if such recipient is not a U.S. person for U.S. federal income tax purposes) establishing a complete exemption from U.S. federal tax withholding to the extent it is legally entitled to do so or (B) in the case of a Purchaser (or registered assign) that is not a U.S. person for U.S. federal income tax purposes, to the extent such Taxes are U.S. federal withholding Taxes imposed on amounts payable to or for the account of such person with respect to an applicable interest in a Note pursuant to a law in effect on the date on which (i) such person acquires such interest in the Note or (ii) such person changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such person’s assignor immediately before such person became a party hereto or to such person immediately before it changed its lending office. The Company agrees to pay any and all stamp, court or documentary, intangible, recording, filing or similar Taxes that arise in respect of this Agreement or the Note.

11.14 ORIGINAL ISSUE DISCOUNT LEGEND. THE NOTES HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE NOTES MAY BE OBTAINED BY WRITING TO THE PURCHASERS AT THEIR ADDRESSES AS SPECIFIED IN SECTION 11.4 OF THIS AGREEMENT.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement to be effective as of the date first above written.

KODIAK SCIENCES INC.

By:
Name: Victor Perlroth, M.D.
Title: Chairman and CEO

Address:	2361 Hanover Street Palo Alto, California 94304

(Signature Page to Convertible Note Purchase Agreement)

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement to be effective as of the date first above written.

667, L.P., as a Purchaser

By: BAKER BROS. ADVISORS LP, management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner.

By:
Name:	Scott Lessing
Title:	President

Address:
c/o Baker Bros. Advisors LP
860 Washington St., 10th Floor New York, NY 10014 Attn: Scott Lessing

(Signature Page to Convertible Note Purchase Agreement)

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement to be effective as of the date first above written.

BAKER BROTHERS LIFE SCIENCES, L.P.,
as a Purchaser

By: BAKER BROS. ADVISORS LP,

management company and investment adviser to Baker Brothers Life Sciences, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to Baker Brothers Life Sciences, L.P., and not as the general partner.

By:
Name:	Scott Lessing
Title:	President

Address:
c/o Baker Bros. Advisors LP
860 Washington St., 10th Floor
New York, NY 10014
Attn: Scott Lessing

(Signature Page to Convertible Note Purchase Agreement)

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement to be effective as of the date first above written.

DUSTIN A. MOSKOVITZ TRUST, as a Purchaser

By:
Name:	Dustin A. Moskovitz
Title:	Trustee

Address:	394 PACIFIC AVE; FL 2
SAN FRANCISCO, CA 94111

(Signature Page to Convertible Note Purchase Agreement)

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement to be effective as of the date first above written.

SIGMA EMERGING MARKETS LTD.,
as a Purchaser

By:
Name:	Rafael Urquia II
Title:	Secretary

Address:	OMC Chambers, Wickhams Cay 1
Road Town, Tortola
British Virgin Islands
Attn.: Mr. Jaime J. Montealegre

(Signature Page to Convertible Note Purchase Agreement)

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement to be effective as of the date first above written.

MACRO CONTINENTAL, INC., as a Purchaser

By:
Name:	Carlos A. Gonzalez May
Title:	Director

Address:	c/o Rivas Capital LLC 222 Third St., Ste 3211
Cambridge, MA 02142

(Signature Page to Convertible Note Purchase Agreement)

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement to be effective as of the date first above written.

PERCEPTIVE LIFE SCIENCES MASTER FUND, LTD.
as a Purchaser

By:
Name:	James H. Mannix
Title:	COO

Address:	Perceptive Life Sciences Master Fund, Ltd.
Attn: Hossein Ekrami
51 Astor Place, 10th Floor
New York, NY 10003
Email: hossein@perceptivelife.com

(Signature Page to Convertible Note Purchase Agreement)

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement to be effective as of the date first above written.

MERIDIAN SMALL CAP GROWTH FUND, as a Purchaser

By: ARROWMARK COLORADO HOLDINGS,
LLC, its investment adviser

By:
Name:	David Corkins
Title:	Managing Member

Address:	100 Fillmore Street Suite 325
Denver, CO 80206

(Signature Page to Convertible Note Purchase Agreement)

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement to be effective as of the date first above written.

ARROWMARK FUNDAMENTAL
OPPORTUNITY FUND, L.P., as a Purchaser

By: ARROWMARK PARTNERS GP, LLC, its general partner

By:
Name:	David Corkins
Title:	Managing Member

Address:	100 Fillmore Street, Suite 325
Denver, CO 80206

(Signature Page to Convertible Note Purchase Agreement)

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement to be effective as of the date first above written.

LOOKFAR INVESTMENTS LLC, as a Purchaser

By:
Name:	David Corkins
Title:	Managing Member

Address:	100 Fillmore Street Suite 325
Denver, CO 80206

(Signature Page to Convertible Note Purchase Agreement)

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement to be effective as of the date first above written.

THB IRON ROSE LLC, as a Purchaser

By: ARROWMARK COLORADO HOLDINGS, LLC, its investment adviser

By:
Name:	David Corkins
Title:	Managing Member

Address:	100 Fillmore Street Suite 325
Denver, CO 80206

(Signature Page to Convertible Note Purchase Agreement)

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement to be effective as of the date first above written.

THB IRON ROSE LLC, LIFE SCIENCE PORTFOLIO, as a Purchaser

By: ARROWMARK COLORADO HOLDINGS, LLC, its investment adviser

By:
Name:	David Corkins
Title:	Managing Member

Address:	100 Fillmore Street Suite 325
Denver, CO 80206

(Signature Page to Convertible Note Purchase Agreement)

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement to be effective as of the date first above written.

TONY YAO, as a Purchaser

By:
Name:	Tony Yao

Address:

(Signature Page to Convertible Note Purchase Agreement)

Solely for purposes of Section 2.3:

BAKER BROS. ADVISORS LP

By:
Scott Lessing
President

Address:
860 Washington St., 10th Floor
New York, NY 10014
Attn: Scott Lessing

(Signature Page to Convertible Note Purchase Agreement)

SCHEDULE 6.3

Subsidiaries

Kodiak Sciences Financing Corporation

Kodiak Sciences GmbH

Schedule 6.3

EXHIBIT A

FORM OF NOTE

This instrument and the indebtedness, rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination Agreement (as amended, restated, supplemented or modified from time to time, the “Subordination Agreement”), dated as of February 2, 2018, by and among the Subordinated Creditors identified therein, the Company and the Senior Creditors identified therein, to certain indebtedness, rights and obligations of the Company, and all liens and security interests of the Senior Creditors securing the same, all as described in the Subordination Agreement, and each holder and transferee of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement.

CONVERTIBLE NOTE

$[ ]	New York, New York
No. [ ]	[ ]

FOR VALUE RECEIVED, the undersigned, KODIAK SCIENCES INC., a Delaware corporation (the “Company”), hereby unconditionally promises to pay to [                ] or its registered assigns (the “Purchaser”) at the address specified in the Note Purchase Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal sum of                      DOLLARS AND ZERO CENTS ($        .00), together with interest as set forth in the Note Purchase Agreement until the date on which the principal amount is paid in full, converted in whole or cancelled in accordance with the terms of the Note Purchase Agreement. Amounts evidenced hereby shall be paid in the amounts and on the dates specified in Section 3 of the Note Purchase Agreement.

This Note (a) is one of the Notes referred to in the Convertible Note Purchase Agreement (the “Note Purchase Agreement”) dated as of February [    ], 2018 by and among the Company and the purchasers from time to time party hereto and (b) is subject to the provisions of the Note Purchase Agreement. This Note is convertible as provided in the Note Purchase Agreement.

Upon the occurrence and during the continuance of any one or more of the Events of Default, all obligations under the Note Purchase Agreement, as evidenced by this Note, shall become, or may be declared to be, immediately due and payable, all as provided in the Note Purchase Agreement.

All parties now and hereafter liable with respect to this Note, whether as maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement.

Exh. A-1

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE NOTE PURCHASE AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE NOTE PURCHASE AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Company has caused this Note to be executed as of the date first above written.

KODIAK SCIENCES INC., a Delaware corporation

By:
Name:
Title:

Exh. A-2

Exhibit A

CONVERSION NOTICE

To convert this Note in accordance with the conversion provisions of the Note Purchase Agreement, check the applicable box:

☐  Section 5.2

☐  Section 5.3

☐  Section 5.4

To convert only part of this Note, state the principal amount to be converted:

$

If you want the stock certificate representing the Equity Interests issuable upon conversion made out in another person’s name, fill in the form below:

(Insert other person’s soc. sec. or tax I.D. no.)

(Print or type other person’s name, address and zip code)

Date:	Signature(s):

(Sign exactly as your name(s) appear(s) on the other side of this Note)

Exh. A-3

EXHIBIT B

CLOSING CHECKLIST

Exh. B-1

Final Form

Kodiak Sciences Inc.

$33,000,000

CONVERTIBLE SENIOR NOTES DUE 2020

TIME AND RESPONSIBILITIES CHECKLIST

CLOSING DATE: FEBRUARY 2, 2018

Company	Kodiak Sciences Inc., a Delaware corporation
CC	Jones Day, counsel to the Company
GDC	Gibson, Dunn & Crutcher LLP, counsel to Purchasers

Terms not otherwise defined herein are used herein as defined in the Note Purchase Agreement. This Closing Checklist is only intended to summarize the closing requirements under the Note Purchase Agreement. For any specific closing requirements, please consult the Note Purchase Agreement.

	DOCUMENT	RESPONSIBLE PARTIES	STATUS/NOTES	SIGNATORIES
Note Documents

1.	Note Purchase Agreement	GDC	Company to coordinate execution.	☐ Company ☐ Purchasers

	Exhibits	GDC		N/A

	Exhibit A – Form of Note		Agreed Form.	N/A

	Exhibit B – Closing Checklist			N/A

	Exhibit C – Form of Registration Rights		Agreed Form.

	Schedules	Company/CC		N/A

	6.3 – Subsidiaries			N/A

2.	Notes	CC

i. ii. iii. iv. v. vi. vii. viii. ix. x. xi. xii.

Baker Brothers Life Sciences, L.P.

667, L.P.

The Dustin A. Moskovitz Trust

Sigma Emerging Markets Ltd.

Macro Continental, Inc.

Perceptive Life Sciences Mater Fund, Ltd.

THB Iron Rose, LLC

Lookfar Investments, LLC

THB Iron Rose, LLC Life Science Portfolio

Tony Yao

Meridian Small Cap Growth Fund

ArrowMark Fundamental Opportunity Fund, L.P.

☐ Company ☐ Company ☐ Company ☐ Company ☐ Company ☐ Company ☐ Company ☐ Company ☐ Company ☐ Company

3.	Subordination Agreement	GDC		☐ Purchasers ☐ Baker Bros. Advisors LP ☐ Company

4.	Side Letter re: Subordination Agreement from Senior Creditors	GDC		☐ Senior Creditors

5.	Closing Certificate	CC	Included in Secretary’s Certificate.	☐ Company

	DOCUMENT	RESPONSIBLE PARTIES	STATUS/NOTES	SIGNATORIES

6.	Secretary’s Certificate of the Company	CC		☐ Company

	Certificate of Incorporation	CC		☐ Company

	Bylaws	CC		N/A

	Board Consent	CC		☐ Company

	Incumbency	CC		☐ Company

	Good standing certificates	CC	DE and CA	N/A

7.	Consent to Waiver of IRA provisions			☐ Majority of Registrable Securities of the Company

8.	Payment of fees and expenses	Company		N/A

EXHIBIT C

FORM OF SHELF REGISTRATION STATEMENT

Exh. C-1

Agreed Form

FORM OF REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of January [    ], 2018, by and between Kodiak Sciences Inc., a Delaware corporation (the “Company”), and the persons listed on the attached Schedule A who are signatories to this Agreement (collectively, the “Investors”). Unless otherwise defined herein, capitalized terms used in this Agreement have the respective meanings ascribed to them in Section 1.

RECITALS

WHEREAS, the Company and the Investors wish to provide for certain arrangements with respect to the registration of the Registrable Securities (as defined below) by the Company under the Securities Act.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1

Definitions

1.1. Certain Definitions. In addition to the terms defined elsewhere in this Agreement, as used in this Agreement, the following terms have the respective meanings set forth below:

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(c) “Common Stock” shall mean the common stock of the Company, par value $0.001 per share.

(d) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(e) [Reserved]

(f) “Other Shares” shall mean shares of Common Stock, other than Registrable Securities (as defined below), with respect to which registration rights have been granted by the Company from time to time.

(g) “Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

(h) “Registrable Securities” shall mean the shares of Common Stock and any shares of Common Stock issued or issuable upon conversion or exercise of any other securities (whether equity, debt or otherwise) of the Company now owned or hereafter acquired by any of the Investors.

(i) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act, and such Registration Statement becoming effective under the Securities Act.

(j) “Registration Expenses” shall mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and up to $50,000 of reasonable legal expenses of one special counsel for Investors (if different from the Company’s counsel and if such counsel is reasonably approved by the Company) per underwritten public offering, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses.

(k) “Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement as may be necessary to comply with applicable securities laws other than a registration statement (and related prospectus) filed on Form S-4 or Form S-8 or any successor forms thereto.

(l) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(m) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(n) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities, the fees and expenses of any legal counsel (except for those expenses of legal counsel which are considered Registration Expenses) and any other advisors any of the Investors engage and all similar fees and commissions relating to the Investors’ disposition of the Registrable Securities.

Section 2

Resale Registration Rights

2.1. Resale Registration Rights.

(a) Following demand by any Investor, the Company shall file with the Commission, as promptly as reasonably practicable, and in any event within sixty (60) days of such demand, a Registration Statement on Form S-3 covering the resale of the Registrable Securities by the Investors submitting such demand (the “Resale Registration Shelf”). Notwithstanding the foregoing, the Company shall not be obligated to file the Resale

2

Registration Shelf if it is not then eligible to register for resale the Registrable Securities on Form S-3. Such Resale Registration Shelf shall include a “final” prospectus, including the information required by Item 507 of Regulation S-K of the Securities Act, as provided by the Investors. Notwithstanding the foregoing, before filing the Resale Registration Shelf, the Company shall furnish to the Investors a copy of the Resale Registration Shelf and afford the Investors a reasonable opportunity to review and comment on the Resale Registration Shelf. The Company’s obligation pursuant to this Section 2.1(a) is conditioned upon the Investors providing the information contemplated in Section 2.7.

(b) The Company shall use its reasonable best efforts to cause the Resale Registration Shelf and related prospectuses to become effective as promptly as practicable after filing. The Company shall use its reasonable best efforts to cause such Registration Statement to remain effective under the Securities Act until the earlier of the date (i) all Registrable Securities covered by the Resale Registration Shelf have been sold or may be sold freely without limitations or restrictions as to volume or manner of sale pursuant to Rule 144 and (ii) all of the Registrable Securities covered by the Resale Registration Shelf otherwise cease to be Registrable Securities pursuant to Section 2.9). The Company shall promptly, and within two (2) Business Days after the Company confirms effectiveness of the Resale Registration Shelf with the Commission, notify the Investors of the effectiveness of the Resale Registration Shelf.

(c) Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to effect, or to take any action to effect, a registration pursuant to Section 2.1(a):

(i) if the Company has and maintains an effective Registration Statement on Form S-3 that provides for the resale of an unlimited number of securities by selling stockholders (the “Company Registration Shelf”); or

(ii) during the period forty-five (45) days prior to the Company’s good faith estimate of the date of filing of a Company Registration Shelf; or

(iii) if the Company has caused a Registration Statement to become effective pursuant to this Section 2.1 during the prior twelve (12) month period.

(d) If the Company has a Company Registration Shelf in place at any time in which the Investors make a demand pursuant to Section 2.1(a), the Company shall file with the Commission, as promptly as practicable, and in any event within fifteen (15) business days after such demand, a “final” prospectus supplement to its Company Registration Shelf covering the resale of the Registrable Securities by the Investors (the “Prospectus”); provided, however, that the Company shall not be obligated to file more than one Prospectus pursuant to this Section 2.1(d) in any six-month period to add additional Registrable Securities to the Company Registration Shelf that were acquired by the Investors other than directly from the Company or in an underwritten public offering by the Company. The Prospectus shall include the information required under Item 507 of Regulation S-K of the Securities Act, which information shall be provided by the Investors. Notwithstanding the foregoing, before filing the Prospectus, the Company shall furnish to the Investors a copy of the Prospectus and afford the Investors a reasonable opportunity to review and comment on the Prospectus.

3

(e) Deferral and Suspension. At any time after being obligated to file a Resale Registration Shelf or Prospectus or after any Resale Registration Shelf has become effective or Prospectus filed with the Commission, the Company may defer the filing of or suspend the use of any such Resale Registration Shelf or Prospectus, upon giving written notice of such action to the Investors with a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board, the filing or use of a Resale Registration Shelf or Prospectus covering the Registrable Securities would be materially detrimental to the Company or its stockholders at such time and that the Board concludes, as a result, that it is in the best interests of the Company or its stockholders to defer the filing or suspend the filing or suspend the use of such Resale Registration Shelf or Prospectus at such time. The Company shall have the right to defer the filing of or suspend the use of such Resale Registration Shelf or Prospectus for a period of not more than one hundred twenty (120) days from the date the Company notifies the Investors of such deferral or suspension; provided, that the Company may not invoke this right more than once in any twelve (12) month period. In the case of the suspension of use of any effective Resale Registration Shelf or Prospectus, the Investors, immediately upon receipt of notice thereof from the Company, shall discontinue any offers or sales of Registrable Securities pursuant to such Resale Registration Shelf or Prospectus until advised in writing by the Company that the use of such Resale Registration Shelf or Prospectus may be resumed. In the case of a deferred Resale Registration Shelf or Prospectus, the Company shall provide prompt written notice to the Investors of (i) the Company’s decision to file the Prospectus or file or seek effectiveness of the Resale Registration Shelf, as the case may be, following such deferral and (ii) the effectiveness of such Resale Registration Shelf.

(f) Other Shares. Subject to Section 2.2(e) below, any Resale Registration Shelf or Prospectus may include Other Shares, and may include securities of the Company being sold for the account of the Company; provided, that such Other Shares are excluded first from such Registration Statement in order to comply with any applicable laws or request from any Government Entity, Nasdaq or any applicable listing agency. For the avoidance of doubt, no Other Shares may be included in an underwritten offering pursuant to Section 2.2 without the consent of the Investors.

2.2. Sales and Underwritten Offerings of the Registrable Securities.

(a) Notwithstanding any provision contained herein to the contrary, the Investors, collectively, shall, subject to the limitations set forth in this Section 2.2, be permitted one (1) underwritten public offering in any twelve (12) month period, but no more than three underwritten public offerings in total, to effect the sale or distribution of Registrable Securities.

(b) If the Investors intend to effect an underwritten public offering pursuant to the Resale Registration Shelf or the Company Registration Shelf to sell or otherwise distribute Registrable Securities, they shall so advise the Company and provide as much notice to the Company as reasonably practicable (and in any event not less than fifteen (15) business days prior to the Investors’ request that the Company file a prospectus supplement to a Resale Registration Shelf or Company Registration Shelf).

(c) In connection with any offering initiated by the Investors pursuant to this Section 2.2 involving an underwriting of shares of Registrable Securities, the Investors shall be entitled to select the underwriter or underwriters for such offering, subject to the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

4

(d) In connection with any offering initiated by the Investors pursuant to this Section 2.2 involving an underwriting of shares of Registrable Securities, the Company shall not be required to include any of the Registrable Securities in such underwriting unless the Investors (i) enter into an underwriting agreement in customary form with such underwriter or underwriters, (ii) accept customary terms in such underwriting agreement with regard to representations and warranties relating to ownership of the Registrable Securities and authority and power to enter into such underwriting agreement and (iii) complete and execute all questionnaires, powers of attorney, custody agreements, indemnities and other documents as may be requested by such underwriter or underwriters. Further, the Company shall not be required to enter into an underwriting agreement proposed by the underwriter or underwriters that contains representations, warranties or conditions that are not reasonable in light of the Company’s then-current business or participate in any marketing, road show or comparable activity that may be required to complete the orderly sale of shares by the underwriter or underwriters.

(e) If the total amount of securities to be sold in any offering initiated by the Investors pursuant to this Section 2.2 involving an underwriting of shares of Registrable Securities exceeds the amount that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities (subject in each case to the cutback provisions set forth in this Section 2.2(e)), that the underwriters and the Company determine in their sole discretion shall not jeopardize the success of the offering. If the underwritten public offering has been requested pursuant to Section 2.2(a) hereof, the number of shares that are entitled to be included in the registration and underwriting shall be allocated in the following manner: (a) first, shares of Company equity securities that the Company desires to include in such registration shall be excluded and (b) second, Registrable Securities requested to be included in such registration by the Investors shall be excluded. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round down the number of shares allocated to any of the Investors to the nearest 100 shares.

2.3. Expenses of Registration. Except as otherwise may be agreed upon between the Investors and the Company, all Registration Expenses incurred in connection with registrations pursuant to this Agreement shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Investors shall be borne by the Investors.

2.4. Registration Procedures. In the case of each registration of Registrable Securities effected by the Company pursuant to Section 2.1 (including pursuant to Section 2.1(c)(i)) hereof, the Company shall keep the Investors advised as to the initiation of each such registration and as to the status thereof. The Company shall use its reasonable best efforts, within the limits set forth in this Section 2.4 and subject to Section 2.1(e), to:

(a) prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectuses used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective and current and, during such effective period, comply with the provisions of the Securities Act with respect to the disposition of securities covered by such Registration Statement;

5

(b) furnish to the Investors such numbers of copies of a prospectus, including preliminary prospectuses, in conformity with the requirements of the Securities Act, and such other documents as the Investors may reasonably request in order to facilitate the disposition of Registrable Securities;

(c) use its reasonable best efforts to register and qualify the Registrable Securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions in the United States as shall be reasonably requested by the Investors, provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or file a general consent to service of process in any such jurisdictions;

(d) subject to Section 2.2(d), in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering and take such other usual and customary action as the Investors may reasonably request in order to facilitate the disposition of such Registrable Securities in furtherance of this Agreement;

(e) notify the Investors at any time when a prospectus relating to a Registration Statement covering any Registrable Securities is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company shall use its reasonable best efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(f) provide a transfer agent and registrar for all Registrable Securities registered pursuant to such Registration Statement and, if required, a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such Registration Statement;

(g) if requested by an Investor, use its reasonable best efforts to cause the Company’s transfer agent to remove any restrictive legend from any Registrable Securities being transferred by an Investor, within two (2) business days of such request;

(h) cause to be furnished, at the request of the Investors, on the date that Registrable Securities are delivered to underwriters for sale in connection with an underwritten offering pursuant to this Agreement, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters by such counsel, and (ii) a letter or letters from the independent certified public accountants of the Company, in form and substance as is customarily given by the Company’s independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and

6

(i) cause all such Registrable Securities included in a Registration Statement pursuant to this Agreement to be listed on each securities exchange or other securities trading markets on which Common Stock is then listed.

(j) for the sole purpose of enabling the Investors to conduct an investigation as to the accuracy of the Registration Statement for the purpose of reducing or eliminating the Investors’ liability under the Securities Act, the Company shall make available for inspection by one firm of attorneys and one firm of accountants or other agents retained by the Investors (collectively, the “Inspectors”) following reasonable notice all pertinent financial and other records, and pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably deemed necessary by each Inspector to enable each Inspector to exercise its due diligence responsibility and cause the Company’s officers to supply such information which any Inspector may reasonably request for purposes of such due diligence. The Company shall not disclose material nonpublic information to the Inspectors unless the Company and the Investors agree and the Investors and the Inspectors enter into an appropriate confidentiality agreement with the Company with respect thereto.

2.5 The Investors Obligations.

(a) Discontinuance of Distribution. The Investors agree that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in Section 2.4(e) hereof, the Investors shall immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement covering such Registrable Securities until the Investors’ receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.4(e) hereof or receipt of notice that no supplement or amendment is required and that the Investors’ disposition of the Registrable Securities may be resumed. The Company may provide appropriate stop orders to enforce the provisions of this Section 2.5(a).

(b) Compliance with Prospectus Delivery Requirements. The Investors covenant and agree that they shall comply with the prospectus delivery requirements of the Securities Act as applicable to them or an exemption therefrom in connection with sales of Registrable Securities pursuant to any Registration Statement filed by the Company pursuant to this Agreement.

(c) Notification of Sale of Registrable Securities. The Investors covenant and agree that they shall notify the Company following the sale of Registrable Securities to a third party as promptly as reasonably practicable, and in any event within thirty (30) days, following the sale of such Registrable Securities.

7

2.6. Indemnification.

(a) To the extent permitted by law, the Company shall indemnify the Investors, and, as applicable, their officers, directors, and constituent partners, legal counsel for each Investor and each Person controlling the Investors, with respect to which registration, related qualification, or related compliance of Registrable Securities has been effected pursuant to this Agreement, and each underwriter, if any, and each Person who controls any underwriter within the meaning of the Securities Act against all claims, losses, damages, or liabilities (or actions in respect thereof) to the extent such claims, losses, damages, or liabilities arise out of or are based upon (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus or other document (including any related Registration Statement) incident to any such registration, qualification, or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance; and the Company shall pay as incurred to the Investors, each such underwriter, and each Person who controls the Investors or underwriter, any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action; provided, however, that the indemnity contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability, or action if settlement is effected without the consent of the Company (which consent shall not unreasonably be withheld); and provided, further, that the Company shall not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based upon any violation by such Investor of the obligations set forth in Section 2.5 hereof or any untrue statement or omission contained in such prospectus or other document based upon written information furnished to the Company by or on behalf of such Investors, such underwriter, or such controlling Person and stated to be for use in connection with such Registration Statement.

(b) To the extent permitted by law, each Investor (severally and not jointly) shall, if Registrable Securities held by such Investor are included for sale in the registration and related qualification and compliance effected pursuant to this Agreement, indemnify the Company, each of its directors, each officer of the Company who signs the applicable Registration Statement, each legal counsel and accountant for the Company and each underwriter of the Company’s securities covered by such a Registration Statement, and each Person who controls the Company or such underwriter within the meaning of the Securities Act against all claims, losses, damages, and liabilities (or actions in respect thereof) arising out of or based upon (i) any untrue statement (or alleged untrue statement) of a material fact contained in any written information furnished to the Company by or on behalf of such Investor, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by such Investor of Section 2.5 hereof, the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law applicable to such Investor and relating to action or inaction required of such Investor in connection with any such registration and related qualification and compliance, and shall pay as incurred to such persons, any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in

8

each case only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in (and such violation pertains to) such Registration Statement or related document in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Investor and stated to be specifically for use therein; provided, however, that the indemnity contained in this Section 2.6(b) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability, or action if settlement is effected without the consent of such Investor (which consent shall not unreasonably be withheld); provided, further, that such Investor’s liability under this Section 2.6(b) (when combined with any amounts such Investor is liable for under Section 2.6(d)) shall not exceed such Investor’s net proceeds from the offering of securities made in connection with such registration.

(c) Promptly after receipt by an indemnified party under this Section 2.6 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under this Section 2.6, notify the indemnifying party in writing of the commencement thereof and generally summarize such action. The indemnifying party shall have the right to participate in and to assume the defense of such claim; provided, however, that the indemnifying party shall be entitled to select counsel for the defense of such claim with the approval of any parties entitled to indemnification, which approval shall not be unreasonably withheld; provided further, however, that if either party reasonably determines that there may be a conflict between the position of the Company and the Investors in conducting the defense of such action, suit, or proceeding by reason of recognized claims for indemnity under this Section 2.6, then counsel for such party shall be entitled to conduct the defense to the extent reasonably determined by such counsel to be necessary to protect the interest of such party. The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to the ability of the indemnifying party to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 2.6, but the omission so to notify the indemnifying party shall not relieve such party of any liability that such party may have to any indemnified party otherwise than under this Section 2.6.

(d) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. In no event, however, shall (i) any amount due for contribution hereunder be in excess of the amount that would otherwise be due under Section 2.6(a) or Section 2.6(b), as applicable, based on the limitations of such provisions and (ii) a Person guilty of fraudulent misrepresentation (within the meaning of the Securities Act) be entitled to contribution from a Person who was not guilty of such fraudulent misrepresentation.

9

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; provided, however, that the failure of the underwriting agreement to provide for or address a matter provided for or addressed by the foregoing provisions shall not be a conflict between the underwriting agreement and the foregoing provisions.

(f) The obligations of the Company and the Investors under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement or otherwise.

2.7. Information. The Investors shall furnish to the Company such information regarding the Investors and the distribution proposed by the Investors as the Company may reasonably request and as shall be reasonably required in connection with any registration referred to in this Agreement. The Investors agree to, as promptly as practicable (and in any event prior to any sales made pursuant to a prospectus), furnish to the Company all information required to be disclosed in order to make the information previously furnished to the Company by the Investors not misleading. The Investors agree to keep confidential the receipt of any notice received pursuant to Section 2.4(e) and the contents thereof, except as required pursuant to applicable law. Notwithstanding anything to the contrary herein, the Company shall be under no obligation to name the Investors in any Registration Statement if the Investors have not provided the information required by this Section 2.7 with respect to the Investors as a selling securityholder in such Registration Statement or any related prospectus.

2.8. Rule 144 Requirements. With a view to making available to the Investors the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the Commission that may at any time permit the Investors to sell Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act at all times after the date hereof;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;

(c) prior to the filing of the Registration Statement or any amendment thereto (whether pre-effective or post-effective), and prior to the filing of any prospectus or prospectus supplement related thereto, to provide the Investors with copies of all of the pages thereof (if any) that reference the Investors; and

(d) furnish to any Investor, so long as the Investor owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested by an Investor in availing itself of any rule or regulation of the Commission which permits an Investor to sell any such securities without registration.

10

2.9. Termination of Status as Registrable Securities. Registrable Securities shall cease to be Registrable Securities upon the earliest to occur of the following events: (i) such Registrable Securities have been sold pursuant to an effective Registration Statement; (ii) such Registrable Securities have been sold by the Investors pursuant to Rule 144 (or other similar rule), (iii) such Registrable Securities may be resold by the Investor holding such Registrable Securities without limitations as to volume or manner of sale pursuant to Rule 144; or (iv) ten (10) years after the date of this Agreement.

Section 3

Miscellaneous

3.1. Amendment. No amendment, alteration or modification of any of the provisions of this Agreement shall be binding unless made in writing and signed by each of the Company and the Investors.

3.2. Injunctive Relief. It is hereby agreed and acknowledged that it shall be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person shall be irreparably damaged and shall not have an adequate remedy at law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in law or in equity) to injunctive relief, including, without limitation, specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

3.3. Notices. All notices required or permitted under this Agreement must be in writing and sent to the address or facsimile number identified below. Notices must be given: (a) by personal delivery, with receipt acknowledged; (b) by facsimile followed by hard copy delivered by the methods under clause (c) or (d); (c) by prepaid certified or registered mail, return receipt requested; or (d) by prepaid reputable overnight delivery service. Notices shall be effective upon receipt. Either party may change its notice address by providing the other party written notice of such change. Notices shall be delivered as follows:

If to the Investors:        At such Investor’s address as set forth on Schedule A hereto

If to the Company:    Kodiak Sciences Inc.

                                   2632 Hanover Road

                                   Palo Alto, CA 94304

                                   Attn: Chief Financial Officer

11

with a copy to:            Wilson Sonsini Goodrich & Rosati, PC

                                   650 Page Mill Road

                                   Palo Alto, CA 94304

                                   Attn: Michael Nordtvedt

3.4. Governing Law; Jurisdiction; Venue; Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b) Each of the Company and the Investors irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and the transactions contemplated herein, or for recognition or enforcement of any judgment, and each of the Company and the Investors irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the Company and the Investors hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the Company and the Investors irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement and the transactions contemplated herein in any court referred to in Section 3.4(b) hereof. Each of the Company and the Investors hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) EACH OF THE COMPANY AND THE INVESTORS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE COMPANY AND THE INVESTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT EACH OF THE COMPANY AND THE INVESTORS HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12

3.5. Successors, Assigns and Transferees. Any and all rights, duties and obligations hereunder shall not be assigned, transferred, delegated or sublicensed by any party hereto without the prior written consent of the other party; provided, however, that the Investors shall be entitled to transfer Registrable Securities to one or more of their affiliates and, solely in connection therewith, may assign their rights hereunder in respect of such transferred Registrable Securities, in each case, so long as such Investor is not relieved of any liability or obligations hereunder, without the prior consent of the Company. Any transfer or assignment made other than as provided in the first sentence of this Section 3.5 shall be null and void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. The Company shall not consummate any recapitalization, merger, consolidation, reorganization or other similar transaction whereby stockholders of the Company receive (either directly, through an exchange, via dividend from the Company or otherwise) equity (the “Other Equity”) in any other entity (the “Other Entity”) with respect to Registrable Securities hereunder, unless prior to the consummation thereof, the Other Entity assumes, by written instrument, the obligations under this Agreement with respect to such Other Equity as if such Other Equity were Registrable Securities hereunder.

3.6. Entire Agreement. This Agreement, together with any exhibits hereto, constitute the entire agreement between the parties relating to the subject matter hereof and all previous agreements or arrangements between the parties, written or oral, relating to the subject matter hereof are superseded.

3.7. Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

3.8. Severability. If any part of this Agreement is declared invalid or unenforceable by any court of competent jurisdiction, such declaration shall not affect the remainder of the Agreement and the invalidated provision shall be revised in a manner that shall render such provision valid while preserving the parties’ original intent to the maximum extent possible.

3.9. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

3.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts (including by facsimile or other electronic means), and all of which together shall constitute one instrument.

3.11. Term and Termination. The Investors’ rights to demand the registration of the Registrable Securities under this Agreement shall terminate automatically once all Registrable Securities cease to be Registrable Securities pursuant to the terms of Section 2.9 of this Agreement.

13

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

14

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement effective as of the day, month and year first above written.

KODIAK SCIENCES INC. a Delaware Corporation

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

INVESTOR

[Signature Page to Registration Rights Agreement]

Schedule A

The Investors